EX-10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into this 30th day of September, 2021 (the “Effective Date”) by and between William C. Lamoreaux, a citizen and resident of Florida (hereinafter “Executive”), and CareMax, Inc., a Delaware corporation (“CareMax”), together with its subsidiaries, including, without limitation, IMC Medical Group Holdings, LLC, a Delaware limited liability company (“IMC”) (collectively, the “Company”).

WHEREAS, pursuant to the terms of that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of December 18, 2020, by and among CareMax (then known as Deerfield Healthcare Technology Acquisitions Corp.), the entities listed in Annex I to the Business Combination Agreement, IMC Holdings, LLC (now known as IMC Holdings, LP, “IMC Parent”), CareMax Medical Group, LLC, a Florida limited liability company (“CMG”), IMC and Deerfield Partners, L.P., CMG and IMC were acquired by CareMax;

WHEREAS, in connection with his employment with IMC, Executive executed an Employment Agreement dated on or about July 2, 2018 between Executive and IMC (the “Employment Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement);

WHEREAS, effective as of the Business Combination, Executive has been employed by the Company as its Executive Vice President;

WHEREAS, Executive’s employment with the Company will be terminated, effective as of September 30, 2021 (the “Termination Date”); and

WHEREAS, pursuant to the Employment Agreement, upon the separation of Executive’s employment under certain circumstances, Executive would receive certain severance benefits upon Executive’s execution of a release in favor of the Company;

WHEREAS, the parties intend that this Agreement will set out the terms of Executive’s employment from the Effective Date through the Termination Date and the terms of Executive’s severance benefits, and provide for the general release of the Company by the Executive; and

WHEREAS, the parties intend that this Agreement supersede any and all prior compensatory agreements, plans, or arrangements between the Company and Executive.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Termination of Employment and Transition.
a.
Effective as of the Effective Date, Executive shall no longer serve as Executive Vice President of the Company, and Executive hereby resigns from all of his positions, if any, with the Company, other than as an employee of IMC. During the period from the Effective Date through the Termination Date (the “Transition Period”), Executive shall serve the Company as “Advisor to the CEO,” and Executive shall otherwise continue to receive Executive’s compensation and benefits as provided by the Employment Agreement. As Advisor to the CEO, Executive will be expected to perform such transition duties as are reasonably requested by the Company’s Chief Executive Officer. Executive hereby acknowledges and agrees that this appointment during the Transition Period is by mutual consent of the parties and will not constitute “Good Reason” as defined by the Employment Agreement. Similarly, the Company acknowledges and agrees that the resignation contemplated hereby shall not constitute a voluntary resignation without “Good Reason.”
b.
Effective as of the Termination Date, Executive’s employment with the Company will be terminated. Executive will be paid all Accrued Compensation and Benefits, through the Termination Date by the next regular pay date after the Termination Date. Except as expressly provided herein, as required by applicable law, or as may be vested under the Company’s plans, policies and arrangements, after the Termination Date, Executive will be entitled to no further compensation or employee benefits from the Company.
2.
Separation Benefits. If Executive signs and does not thereafter revoke this Agreement, and if, on the Termination Date, Executive reaffirms this Agreement, in each case including the release language herein (the “Release”), the Company will provide Executive with the following payments and benefits (collectively the “Separation Benefits”):
a.
Separation Pay. In consideration of Executive’s execution of this Agreement and the Release, the Company will pay Executive an amount equal to twelve (12) months of Executive’s regular Base Salary (which for the avoidance of doubt is $450,000 as of the Termination Date), minus applicable federal, state and local payroll taxes, and other withholdings required by law, paid out in accordance with the Company’s regular payroll schedule (the “Separation Pay”). The first installment of the Separation Pay will be paid in on the Company’s first regular pay day following the expiration of the Revocation Period described below and will include Separation Pay for the period from the Termination Date through the payroll date. The remaining installments will be paid over time in accordance with the Company’s normal payroll schedule for its employees.
b.
Annual Bonus. Executive will be entitled to receive Executive’s targeted annual bonus for 2021, pro-rated from the closing of the transactions contemplated by the Business Combination Agreement, which is amount is $253,972 (the “2021 Annual Bonus”). The 2021 Annual Bonus, minus applicable federal, state and local payroll taxes, will be paid on the Company’s first regular pay day following the expiration of the Revocation Period described below.

c.
Benefits. If Executive properly and timely elects continuation coverage under COBRA following the Termination Date, the Company will pay the COBRA medical premiums for continuation coverage for Executive (and, if they were covered as of the Termination Date, for Executive’s spouse and any eligible dependents) during the 12 month period following the Termination Date; provided, however, the Company has the right to discontinue the payment of the premium and pay to Executive a lump sum amount equal to the COBRA premium times the number of months remaining in such 12 month period if the Company determines that continued payment of the COBRA premiums is discriminatory under Sections 105(h) and 9815(a)(1) of the Internal Revenue Code.
d.
Company Apartment. The Company will reimburse Executive for the remaining monthly lease payment obligations of $3,900 per month under Executive’s Miami, Florida Apartment Lease Contract dated March 15, 2021 between Executive and Robert Rock, which is set to expire on April 30, 2022. In addition, the Company shall reimburse Executive for the cost of three roundtrip airline tickets from the New York metropolitan area to the South Florida metropolitan area, consistent with Company policies, for the purpose of allowing Executive to vacate such Miami, Florida apartment.

3.
Release of Claims. In exchange for the Company’s agreement to provide Executive with the Separation Benefits described above, by signing this Agreement, Executive releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective predecessors, successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to Executive’s employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The Release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims for lost wages or benefits, stock options, restricted stock, restricted stock units, profits interest grants previously issued by IMC (but excluding any equity that Executive may hold in IMC Parent), transaction related bonuses, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from: all claims under Florida laws prohibiting discrimination, harassment and retaliation, including but not limited to the Florida Commission on Human Rights and all similar state and local laws; all claims under laws governing the payment of wages or protection of workers seeking payment for work performed and any other federal, state or local statutory and/or common laws governing the payment of wages; and/or and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act (29 U.S.C. § 621 et. seq.) (“ADEA”). By signing this Agreement, Executive waives any claims he has or might have against the Company or the Company Parties under the ADEA that accrued prior to the date of Executive’s execution of the Agreement.

Executive hereby acknowledges that this Release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties. Executive expressly waives and relinquishes all rights and benefits which Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Executive executes this Agreement and does so understanding and acknowledging the significance and consequences of such specific waiver.

Notwithstanding anything in Section 3 above to the contrary, this Release shall not apply to (i) any actions to enforce rights to receive any payments or benefits which may be due to Executive pursuant to this Agreement; (ii) any claims that cannot be waived as a matter of law; (iii) any indemnification rights Executive may have as a former officer or director of the Company; (iv) any claims for benefits under any directors’ or officers’ liability policy maintained by the Company in accordance with the terms of such policy; (v) any rights Executive may have as to IMC Parent as a holder of equity securities of IMC Parent; (vi) any claims Executive may have to government-sponsored and administered benefits such as unemployment insurance, workers’ compensation insurance (excluding claims for retaliation under workers’ compensation laws), state disability insurance, and paid family leave benefits; and (vii) any benefits that vested on or prior to the Termination Date pursuant to a written benefit plan sponsored by the Company and governed by the federal law known as “ERISA.”

4.
No Admissions. Executive understands, acknowledges and agrees that the Release set out above in Section 3 is a final compromise of potential claims, and is not an admission by the Company that any such claims exist or that the Company or the Company Parties are liable for any such claims. Unless prohibited by applicable law or regulation, Executive further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims released by operation of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Agreement, Executive acknowledges that Executive is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

5.
Cooperation. By signing this Agreement, Executive promises and agrees, at all times during the Transition Period and for one year thereafter, to reasonably cooperate with the Company and its officers, directors, employees, agents and legal counsel in connection with any claim, complaint, charge, suit or action previously or hereafter asserted or filed by or against the Company or any of the Company Parties (to the extent not commenced by or involving Executive) which relates to, arises out of or is connected directly or indirectly with (i) Executive’s employment with the Company, (ii) any other relationship or dealings between Executive and the Company or any of the Company Parties, or (iii)

any other matter relating to the Company or any of the Company Parties. Executive’s cooperation with the Company shall continue throughout the pendency of any such claim, complaint, charge, suit, or action. Further, Executive promises and agrees that, in the event Executive is subject to a valid and enforceable subpoena or court order which compels Executive’s testimony at a trial, hearing or deposition concerning Executive’s relationship with the Company or any other matter relating to the Company or any of the Company Parties, Executive will provide reasonable and prompt notice to the Company of this fact and cooperate fully with the Company prior to and during Executive’s testimony, to the maximum extent possible, consistent with Executive’s obligation to provide truthful testimony. Executive further agrees that, in the event Executive is named as a defendant in a legal proceeding resulting from, arising out of, or connected directly or indirectly with Executive’s employment with the Company, or any act, omission or conduct occurring during Executive’s employment with the Company, Executive will provide reasonable and prompt notice of this fact to the Company. The Company agrees to reimburse Executive for all reasonable out-of-pocket expenses for such cooperation and shall pay Executive a mutually agreed upon per diem for such cooperation. Executive’s obligations under this Section 5 shall be limited so as to not unreasonably interfere with his other business and personal obligations.

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. The Company agrees that it will take no adverse action against Executive for truthful statements and testimony and that it will not seek to obtain any testimony or evidence that is not truthful and that it will not improperly seek to influence or modify any testimony of Executive and that Executive shall not be required to violate any law in connection with any cooperation required hereby.

6.
Return of Property. On or before the Termination Date, Executive shall return all property of the Company in Executive’s possession, or over which Executive has control, including but not limited to all keys, records, lap top computer, cell phone, designs, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Executive by or on behalf of the Company or its representatives, vendors, or customers, all equipment belonging to the Company, all code and computer programs and information of whatever nature, tools, manuals, and any and all other materials, documents or information, including but not limited to confidential information in Executive’s possession or control, and that Executive will retain no copies thereof. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of the Company that has been collected by Executive shall be delivered promptly to the Company upon the Termination Date.
7.
Confidentiality and Restrictive Covenants. Executive hereby acknowledges and agrees that Executive’s post-employment duties and obligations under the Employment Agreement, including but not limited to Section 4 thereof, will remain in full force and effect in accordance with such terms, provided, however, that references to “Company Group” in the Employment Agreement shall include CareMax, CMG and their subsidiaries and affiliates, and that a breach of the Employment Agreement shall also constitute a breach of this Agreement. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.
Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption under Section 409A, and shall be construed and administered in accordance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

9.
Relief and Enforcement. Executive understands and agrees that, in addition to any other remedies that the Company (or the Company Parties) has at law or in equity, upon any breach of this Agreement by Executive, the Company may immediately cease providing any or all of the Separation Benefits and/or seek recovery of Separation Benefits that have been paid to Executive pursuant to Section 2. Executive also understands and agrees that if Executive violates the terms of Sections 5, 6, or 7 of this Agreement, Executive will cause injury to the Company and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Executive agree that if Executive violates Sections 5, 6, or 7 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Executive from any further violation of this Agreement. The right to an injunction is in addition to any other remedies that the Company (or the Company Parties) has at law or in equity.
10.
Notice. All notices, requests, consents and other communications hereunder or under the Employment Agreement that are required to be provided, or that the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by prepaid overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	If to Executive:
CareMax Inc.	William C. Lamoreaux And, until April 30, 2022
1000 NW 57 Court, Suite 400 Miami, Florida 33126 Attn: General Counsel

11.
Assignment. This Agreement may not be assigned by Executive without the prior written consent of the Company. The Company shall have the right to assign this Agreement to its successors and assigns in connection with a change in control or business transaction requiring a general assignment, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

12.
No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the parties hereto. This Agreement, and the surviving provisions of the Employment Agreement, set forth the entire and fully integrated understanding between the Company and Executive, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

This Agreement shall be governed by and interpreted under the laws of the State of Florida without giving effect to (i) any conflicts-of-law provisions or choice of law provisions of the State of Florida or of any other jurisdiction which provisions (if applied) would result in the application of the laws of any other jurisdiction other than of the State of Florida, or (ii) canons of construction or principles of law that construe agreements against the draftsperson. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in the Southern District of Florida or any state court located within Miami-Dade County, Florida, in respect of any claim, dispute, or controversy in any way arising out of or relating to this Agreement or Executive’s employment with the Company or the termination thereof, and each party hereby waives, and agrees not to assert as a defense in any action, suit or proceeding in which any such claim is made, that such party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this section. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION.

If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13.
Right to Revoke. ONCE SIGNED BY EXECUTIVE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE EXECUTIVE’S ACCEPTANCE OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO JOSEPH DE VERA, GENERAL COUNSEL OF THE COMPANY, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

14.
Voluntary Execution. By signing below, Executive acknowledges that Executive has read this Agreement, that Executive understands its contents and that Executive has relied upon or had the opportunity to seek the legal advice of Executive’s attorney, who is the attorney of Executive’s own choosing.

EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY PARTIES.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto acknowledges having read and understood the contents and effect of this Agreement and has executed this Agreement freely and with full authority duly given, all as of the date first above written.

THE COMPANY:
CAREMAX, INC.

By:	/s/ Carlos de Solo
Name: Carlos de Solo
Title: Chief Executive Officer

EXECUTIVE:

/s/ William C. Lamoreaux
William C. Lamoreaux
Reaffirmed by Executive as of the Termination Date:

/s/ William C. Lamoreaux
William C. Lamoreaux